EXHIBIT23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated November 13, 2012 with respect to the audited financial statements of American Retail Alliance, Corp. for the years ended December 31, 2011 and 2010.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

February 12, 2013